Exhibit 99.1

China Jo-Jo Drugstores Announces New Store Openings in Shanghai and Hangzhou

HANGZHOU, China--(BUSINESS WIRE)--May 17, 2012--China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail pharmacy chain in Zhejiang and Shanghai, today announced two new store openings in Shanghai and Hangzhou, increasing the Company’s total store count to 61. Three additional stores are planned to be opened in Hangzhou by mid-2012.

“We continue to implement our plans of opening new stores in premium locations and providing excellent, customized services to customers with increasing healthcare needs,” says Mr. Lei Liu, Chairman and CEO of China Jo-Jo Drugstores. “The new store in Shanghai and Hangzhou will further strengthen our dominant position in Hangzhou and increase our foothold in Shanghai, China’s wealthiest city. We plan to open more stores in Shanghai and Zhejiang in the future while remaining focused on our overall vertical integration strategy.”

The newly opened stores are:

1.
Zhejiang Jiuying Grand Pharmacy in Hangzhou: The 110 square-meter, or 1,184 square feet, store opened in March. The Company plans to open three additional stores under the Jiuying Drugstore or Jiuying Grand Pharmacy brand in Hangzhou later this year. The Jiuying store brand is wholly owned by the Company.

2.	Lydia Grand Pharmacy in Taopu Road, Shanghai. The 160 square-meter, or 1,722 square-feet, store opened in March, bringing the total number of stores that the Company now operates in Shanghai to three.

Photographs of these stores are posted on our website at http://www.chinajojodrugstores.com/.

In addition to the new stores, the Company now has over 800,000 members enrolled in its loyalty program, and anticipates that its revenue should increase this year as new stores are added and existing stores become eligible to accept government-insured costumers.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. primarily operates a retail pharmacy chain in Zhejiang and Shanghai, offering both western and traditional Chinese medicine, including prescription and over-the-counter drugs, sundries, nutritional supplements and medical devices. China Jo-Jo Drugstores also provides on-site physician consulting.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com